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                                  Exhibit 10.20
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                             COMPENSATION AGREEMENT


This agreement is made effective on January 1, 1997 between Redwood Empire Bancorp and/or its subsidiaries ("Employer") and Patrick W. Kilkenny ("Executive").

Employer desires to establish a Compensation Agreement, and Executive desires to have said Compensation Agreement for the period and under the terms and conditions set forth in this document. Therefore, in consideration of the mutual covenants and conditions contained in this agreement, the parties agree to the following:

1.  COMPENSATION

Employer agrees to pay Executive a base salary of $205,000 per year, in consideration for all services rendered (including services provided to other affiliated subsidiaries). The salary shall be payable in equal installments, in accordance with the Employer's usual payroll cycle. In consideration for this Agreement, Employer agrees to increase Executive's compensation annually in an amount not to exceed three percent (3%) of the base compensation. This increase will be based on acceptable performance of the Executive and the institution, as determined by the Employer's Board of Directors. No increase will be received if the Executive has any active informal or formal written corrective action. This increase will also not occur if salary increases for the general staff members have been discontinued. The base compensation will adjust each year to be inclusive of the increase and become the adjusted base for calculating the increase in the following year. (It is the intent of the Employer to maintain an Executive Compensation Program which is based upon the concept of pay for performance). Executive may also receive other salary increases, incentive compensation and/or bonuses at the discretion of the Employer's Board of Directors.

2.  NOT A CONTRACT OF EMPLOYMENT

This agreement is not to be construed as an Employment Agreement. The Employer is a National Bank which employs its executives under the National Bank Act. The Employer is an at will employer. This agreement does not constitute a contract of employment between the parties hereto, nor shall any provision hereof restrict the right of the corporation to discharge the Executive, or restrict the right of the Executive to terminate his/her employment.

3.  TERM

The term of this Agreement shall be for one (1) year, terminating December 31, 1997. However, nothing in this Agreement should be interpreted as modifying Employer's policy of at-will employment. Employer shall have the right to terminate the Agreement at any time in accordance with the provisions of Section Six. If this Agreement is terminated in such manner, all rights and duties of Executive and Employer per this Agreement shall end. "Term" shall refer to the entire period of employment of Executive by Employer, whether for the period described above, whether terminated earlier, or extended by mutual agreement. Notice of intent to extend and/or renegotiate the


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Agreement may be given to Executive by Employer at least six months prior to the end of the term.

Employer and Executive agree that this document contains the entire understanding and agreement between them regarding the term of employment. The at-will nature of this employment cannot be amended or supplemented in any respect except by further written agreement.

4.  EXPENSES AND REIMBURSEMENT

Employer agrees to reimburse Executive for all ordinary and necessary expenses incurred by Executive on behalf of Employer, including meetings and seminars, meals, travel and entertainment expenses. Executive will use a personal car for business purposes, or Employer will provide a company vehicle, at Employer's discretion. If Executive's own vehicle is used, Employer will provide either
mileage or a monthly car allowance of $ (N/A), at Employer's discretion.    All
costs of such automobile, including operation, maintenance and insurance, shall be born by Executive. If a company vehicle is provided, all reasonable company-related automobile expenses will be covered by Employer.

5.   EMPLOYEE BENEFITS

Employer will provide Executive with all employee benefits afforded all other employees, as outlined in the Employer's Employee Handbook, and other employee communications. Except as may be stated in this Agreement, Executive is subject to the same changes in benefits and other related plans (additions, modification, deletions) as every other employee of Employer.

Executive may also be eligible for participation in an Employer Stock Option Plan and/or Executive Salary Continuation Plan, as determined by the appropriate Board of Directors. These would be separate and stand-alone Agreements, and not part of this Compensation Agreement.

6.  TERMINATION

Employer has the right to terminate this agreement for any of the following reasons, by providing written notice to Executive:

a) Willful breach of or habitual neglect of or failure to perform or inability to perform the Executive's duties and obligations, as determined by Employer;

b) Conduct constituting a crime involving moral turpitude, illegal conduct or conviction of a felony as determined by the Employer's legal counsel, or any conduct detrimental to the interests of Employer as determined by the Board of Directors;

c) Physical or mental disability rendering Executive incapable of performing the duties for which they are employed for a consecutive period of 180 days, or by death; or


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d)   Determination by the Board that the continued employment of Executive is detrimental to the best interests of Employer, or for any reason whatsoever as determined by the Board and in the sole and absolute discretion of the Board.

A change in job duties (including transfer to a different subsidiary) will not constitute termination within this agreement.

Executive shall provide thirty days notice, in writing, in the event he voluntarily terminates his employment.

7.  CHANGE OF CONTROL

This Agreement shall not be terminated by the dissolution of Employer. However, in the event proceedings for liquidation are commenced by the regulatory authorities, this Agreement and all related rights and benefits shall terminate. In the event of any merger or consolidation where Employer is not the surviving or resulting corporation, or upon transfer of all or substantially all of the assets of Employer, Executive shall be paid in accordance with the Executive Salary Continuation Agreement (if such agreement is applicable), which is a stand alone benefit program and not an Employment Agreement. This payment, if applicable, shall be considered to be in full and complete satisfaction of any and all rights which Executive may enjoy under the terms of this Agreement except for rights, if any, provided for in other written agreements with Employer.

8. RETURN OF DOCUMENTS

Executive agrees that all manuals, documents, programs, files, reports, studies, instruments or other materials used and/or developed by Executive during the term of employment are the sole property of Employer. Upon termination of this Agreement, Executive or a representative shall promptly deliver all such property to Employer, in good condition.

9. NOTICES

Any notice or other communication required or permitted by this Agreement shall be considered to be properly given when personally served in writing, when delivered via the U.S. mail, or when communicated via facsimile, addressed as follows:

To Employer:                       To Executive:

Redwood Empire Bancorp             Patrick W. Kilkenny
111 Santa Rosa Avenue              111 Santa Rosa Avenue
Santa Rosa, CA   95404             Santa Rosa, CA   95404
Attn:  Board of Directors

10.  APPLICABLE LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of California, except to the extent governed by the laws of the United States.


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11.  PARAGRAPH HEADINGS

Paragraph headings used in this Agreement are for convenience only, and are not a part of this Agreement and shall not be used in construing it.

12.  INVALID PROVISIONS

If any provision of this Agreement is, for any reason, declared invalid, void or unenforceable, the remaining portions shall continue in full force without being affected in any way.

13.  CONFIDENTIALITY

This agreement is to be held confidential. Breach of this confidentiality by Executive will make them subject to termination under this Agreement.

14.  ARBITRATION

If any disputes arise under this Agreement, the parties will first make a good faith attempt at mediation. If this attempt is not successful, any remaining controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled pursuant to an arbitration agreement to be entered into by the parties. In the event there is no arbitration agreement, the rules of judicial arbitration will be used. Judgment upon the award rendered by the arbitrator(s) may be entered into any court having jurisdiction.

15.  LEGAL COSTS

If either party commences an action against the other party arising out of or in connection with this Agreement, the prevailing party shall be entitled to have and recover reasonable attorney's fees and costs of suit or arbitration from the losing party. If an arbitration agreement is in place, costs will be covered per that agreement. If a mediator is used, the parties will share said costs.



REDWOOD EMPIRE BANCORP             EXECUTIVE


By: s/s Tom Whitaker                    /s/ Patrick W. Kilkenny
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Tom Whitaker                            Patrick W. Kilkenny
Chairman of the Board

Date: February 1, 1997                   Date: February 1, 1997
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